Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-129270, 333-121495, 333-110011, 333-104397, 333-64268, 333-39276, 333-24407, 333-10115, 333-09157, 333-139674, 333-62601 on Form S-8 of our report dated March 31, 2008, relating to the financial statements and financial statement schedule of NetManage, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” effective January 1, 2006 and FASB Interpretation No 48. “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” effective January 1, 2007) appearing in this Annual Report on Form 10-K of NetManage, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California

March 31, 2008